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                                                                    EXHIBIT 4.7

                             [METALICO, INC. LOGO]

         THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH OTHER LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                CONVERTIBLE NOTE

$______________________                                    Cranford, New Jersey
                                                        As of November __, 2004

         FOR VALUE RECEIVED, METALICO, INC., a Delaware corporation (the "Maker") promises to pay to the order of __________________ (the "Payee") or to an assignee of the Payee approved by the Maker, which approval will not be unreasonably withheld, the sum of ______________________ Dollars ($____________), with interest on the unpaid principal balance at seven per cent (7%) per annum, on the date occurring two years after the date first written above (the "Maturity Date"). Payments of interest will be made monthly in arrears on the first day of each month until the principal balance hereunder has been fully retired. If any such day is not a business day, payment will be made on the next succeeding business day. All accrued and unpaid interest will be payable on the Maturity Date. The Maker will pay interest to the Payee at such address or to such account as the Payee specifies in writing to the Maker at least five business days before such payment is to be made.

         This Note represents an unsecured obligation of the Maker.

         The Payee will have the right, at its option, at any time up to and including the Maturity Date, to convert the outstanding principal balance of this Note (but not less than the outstanding balance) to shares of Common Stock of the Maker at the conversion price of $3.25 per share, promptly after surrender of the Note, accompanied by a written notice of such conversion to the Maker. The outstanding principal balance of this Note will automatically convert to shares of Common Stock of the Maker at the conversion price of $3.25 per share at such time as (a) the Registration Date (as hereinafter defined) has occurred and Common Stock of Metalico issued upon conversion of the Convertible Debt


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is freely tradable and (b) shares of Common Stock of the Maker have traded for a price equal to or greater than $4.00 per share for twenty (20) trading sessions on the American Stock Exchange or a comparable securities exchange or its equivalent. Upon any such conversion this Note will be cancelled and the indebtedness of the Maker hereunder will be satisfied.

         Within forty-five (45) days after the Maker's initial registration statement on Form 10 is declared effective by the Securities and Exchange Commission, the Maker will, in its discretion, cause one of the following additional registrations to take place:

                  1. Underwritten Offering: The Maker will register an underwritten offering of its Common Stock, including, at the option of the Payee, the Common Stock underlying the conversion of the principal amount of this Note and exercise of warrants issued to the Payee in connection with this Note, subject to such restrictions as underwriters may determine in their discretion in accordance with customary provisions for underwritten offerings; or

                  2. Shelf Registration: The Maker will file a shelf registration of its Common Stock, including, at the option of the Payee, the Common Stock underlying the conversion of the principal amount of this Note and exercise of warrants issued to the Payee in connection with this Note; or

                  3. "Piggyback" Rights: The Maker will file a registration statement for Common Stock issued upon the conversion of its Preferred Stock by the holders thereof. The Payee will be entitled to registration rights with respect to the Common Stock underlying the conversion of the principal amount of this Note and exercise of warrants issued to the Payee in connection with this Note comparable to the rights held by holders of the Maker's Preferred Stock.

         The effective date of the additional registration selected by the Maker is referred to as the "Registration Date."

         This Note is issued on and as of the same date as certain other Convertible Notes made by the Maker containing substantially identical terms (collectively, the "Convertible Notes"). The terms of this Note may not be amended, waived, modified or supplemented without the written consent of the Maker and the holders of all such Convertible Notes. Notwithstanding the foregoing, the Convertible Notes (including this Note) may be amended or supplemented, without the consent of any holder of a Convertible Note, to cure any ambiguity, defect or inconsistency in a manner that does not materially adversely affect any such holder.

         If the Maker defaults for thirty (30) days in the payment when due of interest on this Note or in the performance of any obligation to the Payee under this Note, the holders of at least 51% of the then-outstanding principal balance of Convertible Notes (the "Majority Holders") may declare the principal balance of the Convertible Notes, together with any accrued interest thereon, to be due and payable. If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state


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law relating to insolvency or relief of debtors (a "Bankruptcy Law"), the Maker
(i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official,
(iv) makes an assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as they become due; or if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that
(i) is for relief against the Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Maker or substantially all of the Maker's properties, or (iii) orders the liquidation of the Maker, and in each case the order or decree is not dismissed within 90 days, then the principal balance of the Convertible Notes, together with any accrued interest thereon, will become due and payable without further action or notice. The Majority Holders may on behalf of the holders of all of the Convertible Notes waive any existing default or event of default except a continuing default in the payment of interest on the Convertible Notes.

         No director, officer, employee, or stockholder of the Maker will have any liability for any obligations of the Maker under this Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Payee by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

         The Maker of this Note hereby waives presentment, demand, protest and notice of dishonor and protest.

         The indebtedness evidenced by this Note is subordinate and subject in right of payment to the prior payment in full of all principal of (and premium, if any) and interest on all bank financing and other similar indebtedness of the Maker ("Senior Indebtedness"), whether outstanding on the date of this Note or thereafter created, incurred or assumed, expressly including, without limitation, the indebtedness of the Maker arising under that certain Loan and Security Agreement by and between Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), the Maker, and the subsidiaries of the Maker party thereto dated as of May 31, 2001, as it has been and may be amended from time to time. If there occurs an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof and the Payee has received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist, or all such Senior Indebtedness with respect to which the Maker is in default has been paid in full, no payment will be made in respect of the principal of or interest on this Note, unless within one hundred eighty (180) days after the happening of such event of default, the maturity of such Senior Indebtedness has not been accelerated. The Payee, by its acceptance hereof, is hereby deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness will be


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deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

         This Note shall be binding upon the Maker, its successors and assigns, and shall inure to the benefit of the Payee. It may not be changed or terminated orally. This Note shall be construed in accordance with the laws of the State of New Jersey without giving effect to its conflicts of laws provisions.

         THE MAKER AND, BY ITS ACCEPTANCE OF THIS NOTE, THE PAYEE HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PAYEE AND THE MAKER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE MAKER AND THE PAYEE IN CONNECTION WITH THIS NOTE. THIS PROVISION WILL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE PAYEE'S ABILITY TO PURSUE ITS REMEDIES CONTAINED HEREIN.

         IN WITNESS WHEREOF, the Maker has caused this Note to be signed by its duly authorized officer as of the date first written above.

                                        METALICO, INC., a Delaware corporation



                                        By:
                                           ------------------------------------
                                        Name:  Carlos E. Aguero
                                        Title: President

STATE OF NEW JERSEY        )
                           )   SS.:
COUNTY OF UNION            )

         On this ___ day of November, 2004, before me personally came Carlos E. Aguero, to me known, who, being by me duly sworn, did depose and say that he is a duly elected officer of the Maker of the above Convertible Note.



                                        ---------------------------------------
                                        ARNOLD S. GRABER
                                        Attorney at Law
                                        In the State of New Jersey


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